UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 15, 2020 (May 1, 2020)

DEAN FOODS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-12755	75-2559681
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2711 North Haskell Ave., Suite 3400 Dallas, TX	75204
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 303-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 12, 2019, Dean Foods Company, a company organized under the laws of the State of Delaware (the “Company”), and certain of its subsidiaries (together with the Company, the “Debtors”) each filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). The Debtors’ chapter 11 cases have been consolidated for procedural purposes only and are being jointly administered under the caption In re Southern Foods Groups, LLC, et al., Case No. 19-36313 DRJ (jointly administered) (the “Chapter 11 Cases”).

As previously reported, on November 14, 2019, the Company entered into the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, among the Company, as borrower, the lenders from time to time party thereto (the “DIP Lenders”) and Coöperatieve Rabobank U.A., New York Branch, as administrative agent and collateral agent for the DIP Lenders (as amended by the first amendment, dated as of February 10, 2020 and the second amendment, dated as of March 27, 2020, the “DIP Credit Agreement”, and the facility governed thereby, the “DIP Facility”). On November 14, 2019, the Debtors also amended and restated that certain Amended and Restated Receivables Purchase Agreement, by and among Dairy Group Receivables L.P. and Dairy Group Receivables II, L.P., as sellers, the servicers party thereto, the companies and financial institutions party thereto (the “Securitization Purchasers”) and Coöperatieve Rabobank U.A., New York Branch, as agent for the Securitization Purchasers (as amended by amendment no. 1, dated as of December 16, 2019, amendment no. 2, dated as of February 10, 2020 and amendment no. 3, dated as of March 27, 2020, the “Receivables Purchase Agreement”, and the facility governed thereby, “Receivables Securitization Facility”) in order to ensure that certain liquidity continues to be available during the pendency of the Chapter 11 Cases. Furthermore, as previously reported, the Bankruptcy Court approved seven sale transactions (the “Sale Transactions”) with six different buyers for substantially all of the Debtors’ assets. The Debtors closed all of the Sale Transactions between April 30, 2020 and May 5, 2020.

In connection with the Sale Transactions, on May 1, 2020, the Company entered into the third amendment to the DIP Credit Agreement (the “Third Amendment”) pursuant to which (x) the DIP Lenders waived certain events of default under the DIP Credit Agreement that would occur as a result of the consummation of the Sale Transactions absent such waivers, (y) certain mandatory prepayments with respect to net cash proceeds from the Sale Transactions were modified (including with respect to the calculation amount of net cash proceeds to from the Sale Transactions to be retained by the Company and the timing for such prepayments) and (z) the latest maturity date with respect to the loans under the DIP Credit Agreement was modified to July 31, 2020, the effect of which waivers and modifications will facilitate a phased repayment of such obligations with future asset sale proceeds and other anticipated cash receipts prior to the amended scheduled maturity date of July 31, 2020. On May 1, 2020, the Debtors also entered into amendment no. 4 to the Receivables Purchase Agreement (“Amendment No. 4”) pursuant to which the Securitization Purchasers agreed to a mechanism for an orderly wind down of the Receivables Securitization Facility, including a temporary forbearance in respect of certain amortization events expected to occur as a result of the consummation of the Sale Transactions.

The foregoing descriptions are only a summary of the Third Amendment to the DIP Facility and Amendment No. 4 to the Receivables Securitization Facility and are qualified in their entirety by reference to the full text of the Third Amendment and Amendment No. 4, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Third Amendment to Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of May 1, 2020, by and among the Company, as borrower, certain of the other Debtors, the DIP Lenders and Coöperatieve Rabobank U.A., New York Branch, as administrative agent and collateral agent for the DIP Lenders*
10.2	Fourth Amendment to the Receivables Purchase Agreement, dated May 1, 2020, between the Company, Dairy Group Receivables, L.P., Dairy Group Receivables II, L.P. and Coöperatieve Rabobank U.A., New York Branch as agent for the purchasers*
104	Cover Page Interactive Data File included as Exhibit 101 (embedded within the Inline XBRL document)

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 15, 2020

DEAN FOODS COMPANY.
By:	/s/ Gary W. Rahlfs
Gary W. Rahlfs
Chief Financial Officer and Senior Vice President